CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of September 20, 2013 (the “Effective Date”) by and between Amyris, Inc., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule I hereto (each, a “Purchaser,” and collectively, the “Purchasers”).

Preliminary Statement

Subject to the terms and conditions hereof, the Purchasers desire to purchase, and the Company desires to offer and sell to the Purchasers, up to $5,000,000 in principal amount of the Company’s Unsecured Convertible Notes (the “Notes”). The Notes will be evidenced by convertible notes in the form attached hereto as Exhibit A. The Notes will be convertible into shares (the “Underlying Securities”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms of the Notes.

Agreement

The parties, intending to be legally bound, agree as follows:

1.Sale of Notes. Subject to the terms and conditions hereof, from time to time at a Closing (as defined in Section 2), the Company may elect to sell to each Purchaser, and upon such election each Purchaser will purchase from the Company, a Note in a principal amount equal to the product of (a) the aggregate principal amount of Notes the Company elects to sell at such Closing, and (b) the percentage set forth next to such Purchaser’s name on Schedule I hereto under the column “Closing Percentage” (such amount, a “Total Purchase Price”). The total purchase price payable by each Purchaser for the Notes that such Purchaser hereby agrees to purchase at any Closing shall be the Total Purchase Price applicable to such Purchaser in connection with such Closing. The sale and purchase of the Notes to each Purchaser shall constitute a separate sale and purchase hereunder.

2.Closings. At any time and from time to time after the satisfaction of the Purchaser at each such Closing.

3.	Delivery.

(a)At any Closing, each Purchaser shall (i) pay the Company the applicable Total Purchase Price in immediately available funds, or (ii) (A) initiate irrevocable payment instructions to its paying bank to make the payment (an “Irrevocable Payment Instruction”) to the Company of the applicable Total Purchase Price in immediately available funds and (B) deliver to the Company confirmation that such Purchaser has made an Irrevocable Payment Instruction, such confirmation to either be in the form of (x) a federal reference number or other similar written evidence that a wire has been initiated, or (y) a side letter in the form attached hereto as Schedule 3(a) (a “Payment Commitment Letter”).

(b)At any Closing, or, if applicable, upon receipt of the applicable amount of the Total Purchase Price due in respect of such Closing from a Purchaser who makes an Irrevocable Payment Instruction at such Closing, the Company shall deliver to each Purchaser a Note with a principal amount as provided in Section 1 above, such Note to be registered in the name of such Purchaser, or in such nominee’s or nominees’ name(s) as set forth next to such Purchaser’s name on Schedule I hereto, against payment of the purchase price therefor as provided in Section I above by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to Purchaser at least two (2) days prior to the date of the applicable Closing. At the initial Closing the Company shall execute and deliver to each Purchaser the Amendment No. 4 to Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit B (the “Rights Agreement Amendment”).

4.Company Representations. The Company represents and warrants to each Purchaser as follows:

(a)    Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”).

(b)    Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Notes hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Rights Agreement Amendment (collectively, the “Transaction Agreements”).

(c)    Authorization. The execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this the Transaction Agreements constitute the legal, valid, and binding obligation of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

(d)    Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D or other document to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby. Assuming the accuracy of the representations of the Purchaser in Section 5, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”), or other governmental body is required for the execution and delivery of the Transaction Agreements, the valid issuance, sale and delivery of the Notes (including the issuance of the Underlying Securities upon conversion thereof, the Notes together with the Underlying Securities being referred to herein as the “Securities”) to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Securities.

(e)    Non-Contravention. The execution and delivery of the Transaction Agreements, the issuance, sale and delivery of the Securities to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof, the Company’s Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 4(e), the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of
$100,000 in a 12-month period.

(f)    Notes. The Notes have been duly authorized by the Company and, when duly executed and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions. Except for the rights of first investment granted to certain stockholders of the Company pursuant to (i) that certain Letter Agreement dated as of February 23, 2012 by and among the Company and certain of its stockholders, and (ii) the Securities Purchase Agreement dated August 8, 2013 by and among the Company and certain of its stockholders (collectively, the “ROFI Agreements”), the issuance and delivery of the Notes is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

(g)    The Underlying Securities. Upon issuance and delivery of the Notes in accordance with this Agreement, the Notes will be convertible in certain circumstances at the option of the holder thereof into shares of the Underlying Securities in accordance with the terms of the Notes. The Underlying Securities reserved for issuance upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights (other than pursuant to the ROFI Agreements) or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

(h)    No Registration. Assuming the accuracy of each of the representations and warranties of each Purchaser herein, the issuance by the Company of the Securities is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

(i)    Reporting Status. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has, in a timely manner, filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 for the two years preceding the Closing Date or such shorter time period as the Company has been subject to such reporting requirements (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC on or after March 28, 2013 but prior to the date hereof (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature).

(j)    Legal Proceedings. Except for (i) that certain demand letter received by the Company’s Board of Directors on July 29, 2013 from a putative stockholder of the Company requesting that the Board of Directors investigate, institute litigation and take all other necessary remedial measures related to certain alleged securities law violations during the period of April 29, 2011 to February 8, 2012, (ii) that certain compliant filed on August 8, 2013 against the Company as a nominal defendant in the United States District Court for the Northern District of California alleging securities law violations during the period of April 29, 2011 and February 8, 2012 and breaches of fiduciary duties and (iii) as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate,
(i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

(k)    No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been finally resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(l)    Listing Compliance. The Company is in compliance with the requirements of The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”) for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The

5

transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of The NASDAQ Stock Market. The Company will comply with all requirements of The NASDAQ Stock Market with respect to the issuance of the Shares, including the filing of any listing notice with respect to the issuance of the Shares.

(m)    Financial Statements. The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year- end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor its subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.

(n)    Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in the Shares. All disclosure furnished by or on behalf of the Company to the Purchasers in connection with this Agreement regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchasers make or have made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in Article 4 hereto. Other than
(i) Payment Commitment Letters contemplated by Section 3(a) hereof and (ii) letter agreements regarding waivers of rights by any Purchaser, the Company has not entered into any letter agreement with a Purchaser hereunder in connection with the transactions contemplated hereby.

5.Investment Representations. In connection with the receipt of the Notes pursuant to this Agreement, each Purchaser, severally and not jointly, represents to the Company the following:

(a)    Organization. Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

(b)    Power. Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c)    Authorization. The execution, delivery, and performance of this Agreement by Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of Purchaser enforceable in accordance with its terms (subject to the Enforceability Exceptions).

(d)    Consents and Approvals. Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(e)    Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement do not and will not contravene or constitute a default under, or violation of, or be subject to penalties under, (i) any agreement (or require the consent of any party under any such agreement that has not been made or obtained) to which Purchaser is a party, or (ii) any judgment, injunction, order, decree or other instrument binding upon Purchaser, except where such contravention, default, violation or failure to obtain a consent, individually or in the aggregate, would not reasonably be expected to impair Purchaser’s ability to perform fully any obligation which Purchaser has or will have under this Agreement.

(f)    Investor Qualification. Purchaser understands the definition of the term “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, and qualifies as an accredited investor. (g) Information; Purchase for Investment Only. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Purchaser is acquiring the Securities for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Securities to any other person or entity in such a “distribution.”

(h)No Registration. Purchaser understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(i)Restricted Securities. Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale.

(j)Risk of Investment. Purchaser realizes that the purchase of the Securities will be a highly speculative investment and Purchaser may suffer a complete loss of its investment. Purchaser understands all of the risks related to the purchase of the Securities. By reason of its business and financial experience, Purchaser has the ability to protect its own interests in connection with the purchase of the Securities.

(k)Advisors. Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated hereby with Purchaser’s own legal counsel.

(l)Finder. Purchaser is not obligated and will not be obligated to pay any broker commission, finders’ fee, success fee, or commission in connection with the transactions contemplated by this Agreement.

6.	Restrictive Legends and Stop-Transfer Orders.

The Notes and/or the certificate or certificates representing the Underlying Securities shall bear such legends as the Company deems to be required for the purpose of compliance with applicable federal or state securities laws or as otherwise required by law.

7.Conditions to Company’s Obligations at each Closing. The Company’s obligation to complete the sale and issuance of the Notes and deliver the Notes to each Purchaser, individually, at each Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)    Receipt of Payment. The Company shall have received payment (or confirmation that an Irrevocable Payment Instruction has been made, or a Payment Commitment Letter has been delivered, with respect to such payment), by wire transfer of immediately available funds or by conversion of indebtedness of the Company to such applicable Purchaser, in the full amount of the applicable Total Purchase Price for the applicable Notes being purchased by such Purchaser at such Closing as set forth next to such Purchaser’s name on Schedule I hereto (as updated from time to time in accordance with Section 2 hereof).

(b)    Representations and Warranties. The representations and warranties made by such Purchaser in Section 5 hereof shall be true and correct in all material respects as of, and as if made on, the date of the applicable Closing.

8.Conditions to Purchaser’s Obligations at each Closing. Each Purchaser’s obligation to accept delivery of the Notes and to pay for the Notes at the applicable Closing shall be subject to the following conditions to the extent not waived by such Purchaser:

(a)    Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof with respect to the applicable Closing, shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the date of such Closing as though such representations and warranties were made on and as of such date.

(b)    Certificate. Each Purchaser shall have received a certificate dated as of the applicable Closing and signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the representations and warranties of the Company in Section 4 hereof are true and correct in all material respects as of, and as if made on, the date of this Agreement and as of such Closing, and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement and required to be satisfied as of such Closing.

(c)    Receipt of Rights Agreement Amendment. The Company shall have executed and delivered to each Purchaser the Rights Agreement Amendment.

(d)    Good Standing. The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchasers on the applicable Closing.

(e)    Board Approval. The terms and conditions of the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Transaction Agreements shall have been approved by a duly authorized committee of the Board of Directors and/or a majority of the disinterested directors of the Board of Directors, as applicable.

(f)    Other Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals required in connection with the transactions contemplated hereby, if any, including obtaining waivers of pro rata or similar preemptive rights that may apply to the issuance of the Securities, and any required filing of a Notification of Listing of Additional Shares with The NASDAQ Stock Market.

(g)    Availability Fee. The Company shall have paid to such Purchaser its pro rata share of an availability fee in an amount equal to the product of (i) $250,000 multiplied by (ii) the percentage set forth next to such Purchaser’s name on Schedule I hereto under the column “Closing Percentage.”

9.SEC Filings. Upon execution of this Agreement and any issuances of Notes, the Company will complete any SEC filings (such as a Current Report on Form 8-K and a Notice of Exempt Offering of Securities on Form D) that are, in the judgment of the Company’s legal counsel, required to be completed.

10.	Miscellaneous.

(a)    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b)    Assignment; Successors and Assigns. This Agreement may not be assigned by any Purchaser without the prior written consent of the Company; provided, that this Agreement may be assigned by any Purchaser to the valid transferee of any security purchased hereunder if such security remains a “restricted security” under the Securities Act. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

(c)    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View,

CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to any Purchaser at the address and facsimile number set forth below such Purchaser’s signature on the signature pages of this Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Purchaser and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)    Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

(e)    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

(f)    Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. (g) Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

(h)Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

(j)Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with obligations of each other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreements. The decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any ancillary document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreement. Each Purchaser acknowledges that no other Purchaser has or will be acting as agent of such Purchaser in enforcing its rights under this Agreement or any other Transaction Agreements. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Purchaser, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

(k)Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the parties. No waiver by any of the parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No action taking pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[Signature Pages Follow]

The undersigned has executed this Agreement as of the date first set forth above.

THE COMPANY:

AMYRIS, INC.

By: /s/ John Melo
(Signature Name: John Melo
Title: President and Chief Executive Officer

Address:
5885 Hollis Street, Suite 100
Emeryville, CA 94608 Attention: General Counsel Facsimile: (510) 899-0165 Email:

The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:

NAXYRIS S.A.

By: /s/ Christoph Piel /s/ Jacques Reckinger (Signature)
Name: Christoph Piel Jacques Reckinger Title: Director

Address:
40, Boulevard Joseph II L-1840 Luxembourg
Attention: Sam Reckinger and Christoph Piel Facsimile: 00 352 45 31 33
Email: [ * ] and
[*]

[ * ] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE I SCHEDULE OF PURCHASERS

Purchaser    Closing Amount    Closing Date
Naxyris S.A.    $    %

Closing Percentage

TOTAL    $    100%

SCHEDULE 3(a) PAYMENT COMMITMENT LETTER

EXHIBIT A FORM OF NOTE

UNSECURED CONVERTIBLE PROMISSORY NOTE

U.S.$

[Insert Date of Issuance]

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

Subject to the terms and conditions of this Note, for value received, Amyris, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [Insert Investor Name] or registered assigns (“Holder”), the principal sum of [Insert Investment Amount] Dollars ($    ), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate, compounded quarterly, and the Borrowing Fee. Interest shall begin to accrue on the Initial Maturity Date to the extent the entire Balance of this Note, including the Borrowing Fee, has not been paid by the Company or converted into Conversion Stock as of the Initial Maturity Date, and shall continue to accrue on the outstanding principal until the entire Balance is paid, and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note was issued pursuant to the Securities Purchase Agreement, dated as of September 20, 2013 (as amended from time to time, the “Agreement”), by and among the Company, the original holder of this Note and the other parties thereto and is subject to provisions of the Agreement.

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1.DEFINITION. The following definitions shall apply for purposes of this Note.

“Actual Conversion Amount” means all (or if permitted by the terms of this Note, that lesser portion) of the Balance actually converted into Conversion Stock pursuant to Section 2.2 on an Actual Conversion Date, including, if accrued interest and expenses convert pursuant to the terms of this Note, interest and expenses accrued through such Actual Conversion Date and actually converted into Conversion Stock.

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“Actual Conversion Date” means a date on which all (or if permitted by this Note, a lesser portion) of the Balance of this Note is converted pursuant to Section 2.2.
“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act. “Applicable Rate” mean a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) ten percent
(10%) per annum.

“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

“Board of Directors” means the Company’s Board of Directors.

“Borrowing Fee” means an amount equal to the product of (i) $250,000 multiplied by (ii) the percentage set forth next to Holder’s name on Schedule I of the Agreement under the column “Closing Percentage.”

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.
“Common Stock” means the Company’s common stock, $0.0001 par value per share. “Company” shall include, in addition to the Company identified in the opening paragraph of this
Note, any corporation or other entity which succeeds to the Company’s obligations under

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this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Conversion Price” means US$2.57 per share. The Conversion Price is subject to adjustment as provided herein.

“Conversion Stock” means Common Stock; provided, however, that the number and character of shares of Conversion Stock are subject to adjustment as provided in this Note and the term “Conversion Stock” shall include the stock and other securities and property that are, on an Actual Conversion Date, receivable or issuable upon such conversion of this Note in accordance with its terms.

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Debt” shall mean, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

“Event of Default” has the meaning set forth in Section 5.

“Financing Document” means each of this Note, the Notes, the Agreement and any other document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Hedging Obligations” means, with respect to any person, the obligations of such person under
(i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

Date.

“Initial Maturity Date” means the earlier of (a) December 20 2013 or (b) the Tranche I Closing

“Note” means this Unsecured Convertible Promissory Note.

“Notes” means a series of unsecured convertible promissory notes aggregating up to no more than
$5,000,000 in original principal amount issued under the Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint- stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Principal Balance” means, at the applicable time, all then outstanding principal of this Note.

“Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement dated June 21, 2010, by and among the Company and the other parties thereto, as amended from time to time.

“SEC” means the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 8, 2013, by and among the Company and the other parties thereto, as amended from time to time.

“Second Maturity Date” means the earlier of (a) the five-year anniversary of the Initial Maturity Date and (b) the date upon which the Company achieves a quarter-end cash balance of no less than
$50,000,000.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tranche I Closing Date” has the meaning ascribed to such term in the Securities Purchase Agreement.

“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.	PAYMENT AT MATURITY DATE; INTEREST.

2.1    Payment at Initial Maturity Date. If this Note has not been previously prepaid pursuant to Section 3.1 prior to the Initial Maturity Date, then the entire Balance, including the Borrowing Fee, shall be due and payable in full on the Initial Maturity Date; provided, however, that if the Company elects not to make the payments contemplated by this sentence on the Initial Maturity Date then the terms of Section 2.2 shall apply.

2.2	Conversion or Payment Following Initial Maturity Date.

(a)    Conversion

(i)    If the Company has not paid the entire Balance, including the Borrowing Fee, as of the Initial Maturity Date, then following the Initial Maturity Date the Holder may, in its sole discretion, until the five-year anniversary of the Initial Maturity Date, elect, which election shall be exercised by written notice to be delivered to the Company at or before the five-year anniversary of the Initial Maturity Date, to convert all or any portion of the entire Balance, including the Borrowing Fee, into that number of shares of Conversion Stock obtained by dividing (i) the applicable portion of the entire Balance, including the Borrowing Fee, being converted by (ii) the Conversion Price then in effect. Such conversion shall be deemed to occur under this Section 2.2 as of the date the Company receives Holder’s written notice of its election to convert all or a portion of the entire Balance, without regard to whether Holder has then delivered to the Company this Note (or the Lost Note Documentation where applicable). If Holder elects to convert only a portion of the entire Balance then upon receipt from Holder of this Note (or the Lost Note Documentation where applicable) the Company shall execute and deliver to Holder a new Note in an aggregate principal amount equal to and in exchange for the unconverted portion of the Balance of this Note.

(ii)    Except for the right to obtain certificates representing the Conversion Stock under Section 6, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance of this Note as provided in this Section 2.2(a). Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after conversion. In any event, Holder shall not be entitled to receive any stock certificates representing the shares of Conversion Stock issuable upon conversion of this Note unless and until Holder has surrendered the original of this Note (or Lost Note Documentation where applicable).

(b)    Payment. If the Company has not paid the entire Balance, including the Borrowing Fee, and Holder has not elected to convert the entire Balance, including the Borrowing Fee, into Conversion Stock, as of the three-month anniversary of the Initial Maturity Date, then:

(i)    the Company will thereafter pay interest quarterly in arrears at the Applicable Rate on the last day of each three-month period following the Initial Maturity Date, which interest shall be paid in kind by adding such interest to the principal amount of this Note on the last day of each three-month period following the Initial Maturity Date; and

(ii)    on the Second Maturity Date, the entire Balance of this Note, including the Borrowing Fee and any accrued interest, shall be due and payable in full and the Company will pay the Holder such amount upon the Second Maturity date.

Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

3.	Prepayment; Change of control.

3.1    Prepayment. The Company may at any time, without penalty, upon at least five
(5)days’ advance written notice to Holder, prepay all but not less than all the unpaid Balance of this Note; provided, however, that in connection with such prepayment the Company shall also pay the Borrowing Fee. Any such prepayment shall be applied as provided in Section 4 below.

3.2    Change of Control Payment. If the Company completes a Change of Control before the payment or conversion of the entire Balance of this Note, then upon the closing of such Change of Control, Holder shall be entitled to be repaid, the entire Balance of this Note, including the Borrowing Fee.

4.Notes Pari Passu; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to 2.2(a) and the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that are in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company.

5.EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a)The Company fails to make any payment when due under this Note on the applicable due date or within five (5) days after written notice of such failure has been given on behalf of Holder to the Company; provided, however, that if the Company elects not to pay the entire Balance of this Note on the Initial Maturity Date such nonpayment shall not be deemed to be a failure to make payment under this Section 5(a);

(b)A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;

(c)The Company breaches any material obligation to any Holder under this Note and does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company; or

(d)The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5(b), become immediately due and payable upon written notice by or on behalf of all Holder(s) of then outstanding Notes. Notwithstanding any other provision of this Note, or of the other Financing Documents, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note and the other Financing Documents only in concert with all other holders of outstanding Notes and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by all of the Holders of any outstanding Notes.

6.CERTIFICATES; no FRACTIONAL SHARES. Subject to Section 2.2.(a)(ii), as soon as practicable after conversion of this Note pursuant to Section 2.2, the Company at its expense will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation and Bylaws and by any agreement between the Company and Holder), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note (and after aggregating the amounts of all other Notes held by the same Holder which are converted at the same time as this Note), a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.

7.ADJUSTMENT PROVISIONS. So long as any of the Balance of this Note remains outstanding and the conversion right under Section 2.2 has not terminated, the number and character of shares of Conversion Stock issuable upon conversion of this Note upon an Actual Conversion Date and, to the extent set forth in this Section 7, the Conversion Price therefor, are each subject to adjustment upon each occurrence of an adjustment event described in Sections 7.1 through 7.4 occurring between the date this Note is issued and such Actual Conversion Date:

7.1    Adjustment for Stock Splits and Stock Dividends. The Conversion Price and the number of shares of Conversion Stock shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Conversion Stock without the payment of consideration to the Company therefor at any time before an Actual Conversion Date.

7.2    Adjustment for Other Dividends and Distributions. If the Company shall make or issue, or shall fix a record date for the determination of eligible holders of its capital stock entitled to receive, a dividend or other distribution payable with respect to the Conversion Stock that is payable in securities of the Company (other than issuances with respect to which adjustment is made under Sections 7.1 or 7.3), or in assets (other than cash dividends) (each, a “Dividend Event”), and such dividend or other distribution is actually made, then, and in each such case, Holder, upon conversion of an Actual Conversion Amount at any time after such

Dividend Event, shall receive, in addition to the Conversion Stock issuable upon such conversion of the Note, the securities or other assets that would have been issuable to Holder had Holder, immediately prior to such Dividend Event, converted such Actual Conversion Amount into Conversion Stock.

7.3    Adjustment for Consolidation or Merger. If the Company shall consolidate with or merge into one or more other corporations or other entities, and pursuant to such consolidation or merger stock, other securities or other property is issued or paid to holders of Conversion Stock (each, a “Reorganization Event”), then, and in each such case, Holder, upon conversion of an Actual Conversion Amount after the consummation of such Reorganization Event, shall be entitled to receive (in lieu of the stock or other securities and property that Holder would have been entitled to receive under the terms of this Note upon such conversion but for such Reorganization Event), the stock or other securities or property that Holder would have been entitled to receive upon the consummation of such Reorganization Event if, immediately prior to such Reorganization Event, Holder had converted such Actual Conversion Amount into Conversion Stock, all subject to further adjustment as provided in this Note, and the successor corporation or other successor entity in such Reorganization Event shall duly execute and deliver to Holder a supplement to this Note acknowledging such corporation’s or other entity’s obligations under this Note; and in each such case, the terms of the Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such Reorganization Event.

7.4	Conversion of Stock. In each case not otherwise covered in Section 7.3 where
(a)all the outstanding Conversion Stock is converted, pursuant to the terms of the Company’s Certificate of Incorporation, into Common Stock or other securities or property, or (b) the Conversion Stock otherwise ceases to exist or to be authorized under the Company’s Certificate of Incorporation (each a “Stock Event”), then Holder, upon conversion of this Note at any time after such Stock Event, shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon conversion of this Note immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if immediately prior to such Stock Event, Holder had converted the Actual Conversion Amount into Conversion Stock.

7.5    Notice of Adjustments. The Company shall promptly give written notice of each adjustment of the Conversion Price or the number or type of shares of Conversion Stock or other securities or property issuable upon conversion of this Note that is required under this Section 8. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

7.6    No Change Necessary. The form of this Note may, but need not, be changed because of any adjustment in the Conversion Price or in the number or type of shares of Conversion Stock issuable upon its conversion.

7.7    Reservation of Stock. If the number of shares of Conversion Stock or other securities authorized and reserved for issuance upon conversion of this Note shall not be sufficient to effect the conversion of the Balance of this Note, then the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.

8.PROVISIONS RELATING TO Stockholder RIGHTS. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of the Company’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Stock, no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

9.	REPRESENTATIONS AND WARRANTIES OF HOLDER. In order to induce the
Company to enter into the Financing Documents and issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Agreement.

10.Seniority of Notes. The Company acknowledges, agrees and covenants that the Notes shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt other than (a) Debt that may be incurred by the Company from time to time pursuant to the Securities Purchase Agreement and the transactions contemplated thereby with an aggregate principal amount not to exceed $110,000,000, (b) Debt that may be incurred by the Company from time to time pursuant to the Securities Purchase Agreement dated as of July 30, 2012 by and among the Company and Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) with an aggregate principal amount not to exceed $105,000,000, and (c) secured or unsecured Debt incurred by the Company or any of its Subsidiaries that is represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries. Notwithstanding the foregoing, Holder acknowledges that this Note shall be subordinate to any existing Debt and any Debt contemplated by clause (a) above.

11.REGISTRATION. Unless the obligations of the Company set forth in this Section 11 are waived by Naxyris S.A., if the entire Balance of all outstanding Notes has not been repaid by the Company as of the Initial Maturity Date in accordance with Section 2.1 of the Notes, the Company hereby agrees to use its commercially reasonable efforts to effect, as soon as practicable following the Initial Maturity Date, a registration on Form S-3 with respect to the shares of Common Stock issuable upon conversion of the Notes, in accordance with the terms and conditions of the Rights Agreement, including the requirements set forth in Section 1.12 of the Rights Agreement; provided, however, that such registration shall not count against the right of the “Holders” (as defined in the Rights Agreement) to demand no more than one registration on Form S-3 within any twelve-month period preceding the date of such demand pursuant to Section 1.12 of the Rights Agreement.

12.	GENERAL PROVISIONS.

12.1    Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

12.2    Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder who (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 5 of the Agreement, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note and the other Financing Documents shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

12.3    Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

12.4    Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

12.5    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to Holder at the address and facsimile number set forth below such Holder’s signature on the signature pages of the Agreement or as otherwise indicated by Holder by providing notice of a change in its address, facsimile number, or other information to the Company. Holder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.6    Place of Payment. Payments of the Principal, the Borrowing Fee, and any interest and other payments hereunder shall be delivered to the Holder at the address specified in the Agreement or at such other address or the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

12.7    Amendments and Waivers. This Note and all other Notes issued under the Agreement may be amended and provisions may be waived by the Note holders and the Company as provided in Section 10(k) of the Agreement. Any amendment or waiver effected in accordance with Section 10(k) of the Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.

12.8    Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Promissory Note to be signed in its name as of the date first written above.

THE COMPANY AMYRIS, INC.
By: Name: Title

EXHIBIT B

RIGHTS AGREEMENT AMENDMENT

AMYRIS, INC.

AMENDMENT NO. 4 TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 4 to the Amended and Restated Investors’ Rights Agreement (this “Amendment”) is made and entered into as of September [ ], 2013, by and among Amyris, Inc., a Delaware corporation (the “Company”), the Investors and the Common Holders.

RECITALS

WHEREAS, the Company, the Investors and the Common Holders are parties to that certain Amended and Restated Investors’ Rights Agreement dated June 21, 2010 (the “Rights Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company, certain Investors and certain Common Holders are parties to that certain Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated as of February 23, 2012 (“Amendment No. 1”), pursuant to which the Rights Agreement was amended and certain parties were added thereto.

WHEREAS, the Company, certain Investors and certain Common Holders are parties to that certain Amendment No. 2 to Amended and Restated Investors’ Rights Agreement, dated as of December 24, 2012 (“Amendment No. 2”), pursuant to which the Rights Agreement was amended and certain parties were added thereto.

WHEREAS, the Company, certain Investors and certain Common Holders are parties to that certain Amendment No. 3 to Amended and Restated Investors’ Rights Agreement, dated as of March 27, 2013 (“Amendment No. 3”), pursuant to which the Rights Agreement was amended and certain parties were added thereto.

WHEREAS, the Company, the Investors and the Common Holders desire to make certain additional amendments to the Rights Agreement.

WHEREAS, pursuant to Section 3.7 of the Rights Agreement, the Rights Agreement may be amended with the written consent of the (i) Company and (ii) the holders of a majority of the Registrable Securities currently outstanding (together, the “Requisite Majority”).

WHEREAS, the undersigned parties constitute the Requisite Majority. NOW, THEREFORE, the parties hereby agree as follows:
1.AMENDMENT OF SECTION 1.1(c) OF THE RIGHTS AGREEMENT. Section 1.1
(c) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

“The term “Holder” means (i) any Investor having purchased more than 5% of the Preferred Stock sold by the Company, (ii) except with respect to Sections 1.2, 1.12, 1.13 and Section 2 hereof, the Common Holders owning or having the right to acquire

1

Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof, (iii) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated as of February 22, 2012 by and among the Company and the purchasers identified therein (each, a “February Purchaser”), (iv) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated December 24, 2012 by and among the Company and purchasers identified therein (each, a “December Purchaser”), (v) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated March 27, 2013 by and among the Company and purchasers identified therein (each, a “March Purchaser”) and (vi) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated September [ ], 2013 (the “September 2013 Purchase Agreement”) by and among the Company and purchasers identified therein (each, a “September 2013 Note Purchaser”).

2.	AMENDMENT OF SECTION 1.1(f) OF THE RIGHTS AGREEMENT. Section 1.1
(f) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

“The term “Registrable Securities” means: (i) any Common Stock issued or issuable upon conversion of the Preferred Stock of the Company, (ii) other than with respect to Sections 1.2, 1.12, 1.13 and Section 2 hereof, any Common Stock of the Company held by the Common Holders, (iii) the Common Shares, as defined in that certain Stock Transfer Agreement, dated December 24, 2009, by and among the Company, certain holders of the Company’s Preferred Stock and certain holders of the Company’s Common Stock, (iv) shares of Common Stock issued pursuant to that certain Securities Purchase Agreement dated as of February 22, 2012 by and among the Company and the February Purchasers, (v) shares of Common Stock issued pursuant to that certain Securities Purchase Agreement dated December 24, 2012 by and among the Company and the December Purchasers,
(vi) shares of Common Stock issued pursuant to that certain Securities Purchase Agreement dated March 27, 2013 by and among the Company and the March Purchasers, (vii) Common Stock issued or issuable upon conversion of the convertible promissory notes issued to the September 2013 Note Purchasers pursuant to the September 2013 Purchase Agreement and (viii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the securities set forth in subsection (i), (ii), (iii), (iv), (v), (vi) or (vii) hereof, excluding, however, any Registrable Securities which (A) have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, (B) which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned, or (C) held by a Holder (together with its affiliates) if, as reflected on the Company’s list of stockholders, such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis).”

3.ADDITION OF PARTIES TO RIGHTS AGREEMENT. Effective upon the execution of this Amendment, each September 2013 Note Purchaser who is not already a party to the Rights Agreement as an “Investor” shall become a party to the Rights Agreement as an

“Investor”, and in connection therewith they shall each execute a counterpart signature page to the Rights Agreement in substantially the form attached hereto as Exhibit A.

4.Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Rights Agreement shall remain in full force and effect.

5.Governing Law. This Amendment shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

6.Integration. This Amendment and the Rights Agreement and the documents referred to herein and therein and the exhibits and schedules thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.Counterparts; Facsimile. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

[Remainder of Page Intentionally Left Blank]

COMPANY: AMYRIS, INC.

By:

John Melo, Chief Executive Officer

[Signature Page to Amendment No. 4 to Amyris, Inc. Amended and Restated Investors’ Rights Agreement]

INVESTORS: NAXYRIS S.A.

By: Name: Title:

INVESTORS:

KPCB HOLDINGS, INC., AS NOMINEE

By: Name: Title:

INVESTORS:

TPG BIOTECHNOLOGY PARTNERS II, L.P.

By: Name: Title:

INVESTORS:

FORIS VENTURES, LLC

By: Name: Title:

INVESTORS:

BIOLDING INVESTMENT SA

By: Name: Title:

INVESTORS:

TOTAL ENERGIES NOUVELLES ACTIVITÉS USA
(F.K.A. TOTAL GAS & POWER USA, SAS)

By: Name: Title:

INVESTORS:

MAXWELL (MAURITIUS) PTE LTD

By: Name: Title:

EXHIBIT A

Counterpart Signature Page

written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above

INVESTORS: [INVESTOR NAME]

By: Name: Title: